Exhibit 3.1
FLOWSERVE CORPORATION
BY-LAWS
As Amended and Restated as of May 17, 2010

BY-LAWS
of
FLOWSERVE CORPORATION
Article I
OFFICES
     The principal business office of Flowserve Corporation (the “Company”) shall be located in the City of Irving, Dallas County, Texas, and at such place therein as may be determined and designated from time to time by the Board of Directors of the Company (the “Board”). The Company may also have an office or offices at such other place or places as the Board may, from time to time, designate or as the business of the Company may require.
Article II
SHAREHOLDERS MEETINGS
     Section 1. Annual Meeting. The annual meeting of shareholders of the Company for the purpose of electing directors and for the transaction of such other business as may properly come before the meeting, shall be held on such date and at such hour and place, within or without the State of New York, as shall be determined by the Board and stated in the notice of the meeting. The Board acting by resolution may postpone and reschedule any previously scheduled annual meeting of shareholders.
     Section 2. Special Meetings. Subject to the rights of the holders of any series of preferred stock, special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, may be called by the Board, the Corporate Governance & Nominating Committee, the Chairman of the Board, the President or the Chief Executive Officer and shall be called by the Secretary at the request in writing of a majority of the directors currently in office. Such request shall state the purpose or purposes and the place, date and hour of the meeting to be called. Special meetings shall be held on such date and at such hour and place, within or without the State of New York, as may be stated in the notice of meeting given in accordance with the call and these By-Laws. The Board acting by resolution may postpone and reschedule any previously scheduled special meeting of shareholders.
     Section 3. Notice of Meetings. Notice of the place, date and hour and purpose or purposes of any meeting of shareholders shall be given personally, by mail or electronically, not less than 10 or more than 60 days before the date of the meeting, to each shareholder entitled to vote at the meeting. If mailed, the notice shall be deemed given when deposited in the United States mail, postage prepaid, addressed to the shareholder at the shareholder’s address as it appears on the record of shareholders of the Company, unless the shareholder shall have filed with the Secretary of the Company a written request that notices to the shareholder be mailed to a different address, in which case it shall be mailed to the address designated in such request. If transmitted electronically, the notice shall be deemed given when directed to the shareholder’s electronic mail address as supplied by the shareholder to the Secretary of the Company or as otherwise directed pursuant to the shareholder’s authorization or instructions. Any and all notices of a meeting may be waived by a shareholder by submitting a written or electronic waiver either before or after the meeting. The attendance of any shareholder at a meeting in person or by proxy, without protesting prior to the conclusion of the meeting the lack of notice of such meeting, shall constitute a waiver of notice by such shareholder.
     Section 4. Quorum. Except as otherwise provided by law, at a meeting of the shareholders, the holders of a majority of the votes of outstanding shares of stock of the Company, entitled to vote at such meeting, whether present in person or represented by proxy, shall constitute a quorum. If at any meeting there shall be no quorum, such holders of a majority of the votes of outstanding shares of stock so present or represented may adjourn the meeting from time to time, without notice other than announcement at the meeting, until such quorum shall have been obtained, when any business may be transacted which might have been transacted at the meeting as first convened had there been a quorum.
     Section 5. Voting and Inspectors.
     (a) Except as otherwise provided by law, the Certificate of Incorporation or these By-Laws, at each meeting of the shareholders, each holder of record of outstanding shares of stock of the Company on the record date fixed for determination of shareholders entitled to vote at such meeting shall be entitled to one vote for each share of stock held of record either in person or by proxy. No proxy shall be valid after the expiration of 11 months from the date of its execution unless the shareholder executing the proxy shall have specified therein the length of time it is to continue in force which shall be for some limited period. Except as otherwise provided by law, at elections of directors at an annual or special meeting of shareholders at which a quorum is present, a director shall, except in a contested election, be elected by a majority of the votes cast in favor of or against such nominee by the holders of shares entitled to vote in the election. In a contested election, a director shall be elected by a plurality of the votes cast in favor of or against such nominee by the holders of shares entitled to vote in the election. An election shall be considered to be contested if, as of the record date for such meeting, there are more nominees for election than positions on the Board to be filled by election at that meeting. Except as otherwise provided by law or the Certificate of Incorporation, any other action at an annual or special meeting of shareholders at which a quorum is present shall be authorized by a majority of the votes cast in favor of or against such action by the holders of shares entitled to vote thereon.
     (b) Before any meeting of shareholders, the Board shall appoint one or more inspectors of election to act at the meeting or its adjournment and make a written report. If the Board does not make such appointment, or if the person or persons are unable to act at the meeting, then the person presiding at the meeting shall make such appointment. Each inspector, before entering upon the discharge of the inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of the inspector’s ability, and who shall take charge of the polls and after the balloting shall make a certificate of the result of the vote taken. No director of the Company or candidate for the office of director shall be appointed as an inspector of elections.
     Section 6. Record Date. For the purpose of determining the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or to express consent to or dissent from any proposal without a meeting, or for the purpose of determining shareholders entitled to receive payment of any dividend or the allotment of any rights, or for the purpose of any other action, the Board may, except as otherwise provided herein or required by law, fix a date as the record date for any such determination of shareholders, which date shall not be more than 60 or less than 10 days prior to the date of any meeting of the shareholders or more than 60 days prior to the payment of any dividend or the allotment of any rights or any other action; and in such case only holders of record of stock at the time so fixed shall be entitled to notice of or to vote at such meeting or any adjournment thereof or to express their consent or dissent, or to receive such dividend distribution or rights, as the case may be. If no record date is fixed, (a) the record date for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day immediately prior to the day on which notice is given, or if no notice is given, the day on which the meeting is held and (b) the record date for any purpose other than that specified in clause (a) shall be at the close of business on the day on which the resolution of the Board relating thereto is adopted.
     Section 7. Conduct of Meeting.
     (a) Meetings of shareholders shall be presided over by the Chairman of the Board, or in such person’s absence, by a person designated by the Board. The Secretary or Assistant Secretary of the Company shall act as secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present, the chairman of the meeting shall appoint a secretary of the meeting.
     (b) The Board shall be entitled to make such rules or regulations for the conduct of meetings of shareholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman of the meeting, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in the meeting to shareholders of record of the Company, their duly authorized and constituted proxies and such other persons as the chairman of the meeting shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting and matters that are to be voted on by ballot.
     Section 8. Notice of Shareholder Business and Nominations.

     (a) Annual Meeting.
     (i) Nominations of persons for election to the Board and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders only (A) pursuant to the Company’s notice of meeting (or any supplement thereto), (B) by or at the direction of the Board (or any committee thereof) or (C) by a shareholder of the Company who is a shareholder of record at the time the notice provided for in this Section 8 is delivered to the Secretary of the Company, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 8. For the avoidance of doubt, clause (C) above shall be the exclusive means for a shareholder to make nominations or submit other business (other than matters properly brought under Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”) and included in the Company’s notice of meeting) before an annual meeting of shareholders.
     (ii) For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to Section 8(a)(i)(C) of this Article II, the shareholder must have given timely notice thereof in writing to the Secretary of the Company and such business must be a proper subject for shareholder action under the New York Business Corporation Law (the “NYBCL”). To be considered timely, a shareholder’s notice must be delivered to the Secretary of the Company at the principal business office of the Company not less than 90 or more than 120 days before the first anniversary of the preceding year’s annual meeting of shareholders; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be considered timely must be so delivered not more than 120 days before the annual meeting and not less than the later of (1) 90 days before such annual meeting or (2) 10 days following the date on which public announcement of the date of such meeting is first made by the Company. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.
     Such shareholder’s notice shall set forth:
(A)	as to each person whom the shareholder proposes to nominate for election or re-election as a director:
(1)	all information relating to such person that is required to be disclosed pursuant to and in accordance with Regulation 14A under the Exchange Act (including such person’s written consent to being named as a nominee and to serving as a director if elected);

(2)	a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the proposing shareholder and any Shareholder Associated Person (defined below), if any, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Rule 404 of Regulation S-K promulgated under the Securities Act of 1933 if the shareholder or any Shareholder Associated Person were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and
(3)	any other information relating to the proposed nomination that is required to be disclosed under applicable law;
(B)	as to any other business that the shareholder proposes to bring before the meeting:
(1)	a brief description of the business desired to be brought before the meeting;

(2)	the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the By-Laws of the Company, the language of the proposed amendment);

(3)	the reasons for conducting such business at the meeting; and

(4)	any other information relating to the proposal that is required to be disclosed under applicable law; and
(C)	as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made and any Shareholder Associated Person:
(1)	the name and address of such shareholder, as they appear on the Company’s books, and of such beneficial owner and any Shareholder Associated Person;

(2)	the class or series and number of shares of stock of the Company that are owned, directly or indirectly, beneficially and of record by the shareholder and any beneficial owner and Shareholder Associated Person;

(3)	(a) any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any security of the Company or with a value derived in whole or in part from the value of any security of the Company, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Company or otherwise (a “Derivative Instrument”), directly or indirectly owned beneficially by the shareholder or any Shareholder Associated Person, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company; (b) any proxy, contract, arrangement, understanding or relationship pursuant to which the shareholder or any Shareholder Associated Person has, whether alone or with any other Person (defined below), a right to vote, or the ability to control or otherwise influence, explicitly or implicitly, any other shareholder’s or Shareholder Associated Person’s voting of, any security of the Company; (c) any short interest of the shareholder or any Shareholder Associated Person in any security of the Company (for purposes of this By-law, a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security); (d) any rights to dividends on the shares of the Company owned beneficially by the shareholder or any Shareholder Associated Person that are separated or separable from the underlying shares of the Company; (e) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which the shareholder or any Shareholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; (f) any performance-related fees (other than an asset-based fee) that the shareholder or any Shareholder Associated Person is entitled to based on any increase or decrease in the value of shares of the Company or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests; (g) any other information relating to such shareholder and any Shareholder Related Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder, including, without limitation, any such interests of the type described in items (a) through (g)

of this Section 8(a)(ii)(C)(3) held by members of the proposing shareholder’s or any Shareholder Associated Person’s immediate family sharing the same household;
(4)	a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination;

(5)	any personal or other material interest in such proposed nomination or business of the proposing shareholder and the beneficial owner, if any, on whose behalf the proposal is made and a description of all agreements, arrangements and understandings between the shareholder or any Shareholder Associated Person, if any, of such shareholder and any other person or persons (including their names) in connection with the proposal of such nomination or business by the shareholder; and

(6)	a representation as to whether the shareholder or the beneficial owner, if any, intends or is part of a group that intends to (a) deliver a proxy statement or form of proxy to holders of at least the percentage of the Company’s outstanding stock required to approve or adopt the proposal or elect the nominee or (b) otherwise to solicit proxies from shareholders in support of such proposal or nomination.
     For purposes of this Section 8, “Person” shall mean any individual, firm, corporation, limited liability company, partnership, trust or other entity (including any successor thereto).
     For purposes of this Section 8, “Shareholder Associated Person” shall mean (A) any Person directly or indirectly controlling, controlled by or under common control with, or acting in concert with, a given shareholder, beneficial owner, shareholder nominee and their respective Affiliates and Associates (as defined under Regulation 12B of the Exchange Act or any successor provision), (B) any beneficial owner of any securities of the Company owned of record or beneficially by a given shareholder and (C) any Person directly or indirectly controlling, controlled by or under common control with any person identified under clause (B).
     (b) Special Meetings. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Company’s notice of meeting.
     (c) General.
     (i) Only such persons who are nominated in accordance with the procedures set forth in this Section 8 shall be eligible to be elected at an annual meeting of shareholders of the Company to serve as directors and only such business shall be conducted at an annual meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 8. Except as otherwise provided by law, the chairman of the meeting shall have the power and duty (A) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 8 (including whether the shareholder or beneficial owner, if any, on whose behalf the nomination or proposal is made solicited (or is part of a group that solicited) or did not so solicit, as the case may be, proxies in support of such shareholder’s nominee or proposal in compliance with such shareholder’s representation as required by Section 8(a)(ii)(C)(5) of this Article II) and (B) if any proposed nomination or business was not made or proposed in compliance with this Section 8, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of this Section 8, unless otherwise required by law, if the shareholder (or a qualified representative of the shareholder) does not appear at the annual meeting of shareholders to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Company. For purposes of this Section 8, to be considered a qualified representative of the shareholder, a person must be a duly authorized officer, manager or partner of such shareholder or authorized by a writing executed by such shareholder or an electronic transmission delivered by such shareholder to act for such shareholder as proxy at the meeting of shareholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of shareholders.
     (ii) For purposes of this Section 8, a “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.
Article III
BOARD OF DIRECTORS AND COMMITTEES
     Section 1. Powers. Subject to the provisions of the NYBCL, and to any limitations in the Certificate of Incorporation or these By-Laws relating to action required to be approved by the shareholders, the business of the Company shall be managed under the direction of the Board.
     Section 2. Number, Classification and Terms of Directors. Until changed in the manner hereinafter set forth, the number of directors of the Company shall be eleven. The number of directors of the Company may be increased or decreased by amendment of these By-Laws adopted by the shareholders or the Board.
     The directors shall be classified with respect to their terms of office by dividing them into three classes. All classes shall be nearly equal in number as possible. Subject to such limitations, the size of each class may be fixed by action of the shareholders or the Board.

     No decrease in the number of directors, and no change in the size of any class, shall shorten the term of any incumbent director.
     At each annual meeting of shareholders, the directors elected to replace those directors whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting or such other full year term as designated by the Board. Any other director elected at any meeting of shareholders shall hold office until the expiration of the term in office of the other members of the same class to which such director is elected.
     Each director shall hold office until the expiration of the term for which such director is elected, and until such director’s successor has been elected and qualified.
     Section 3. Vacancies. Unless otherwise provided in the Certificate of Incorporation or these By-Laws:
     (a) Newly created directorships resulting from an increase in the number of directors and vacancies may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.
     (b) If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible.
     Any directors chosen pursuant to this Section 3 shall hold office until the next meeting of shareholders at which the election of directors is in the regular order of business and until such director’s successor has been elected and qualified.
     Section 4. Meetings of the Board.
     (a) Regular meetings of the Board shall be held at such times as may from time to time be fixed by the Board, and notice of such meetings need not be given. All such meetings shall be held at the principal business office of the Company unless otherwise specified by the resolution.
     (b) Special meetings of the Board may be called by the Board, the Corporate Governance Committee the Chairman of the Board, the President or the Chief Executive Officer at any time, and shall be called by the Secretary of the Company when requested to do so by written notice signed by a majority of the Board. Notice of the place, date and hour of each special meeting of the Board shall be provided to each director personally, by mail, facsimile or telephone, or electronically. If mailed, the notice shall be addressed to the director at such director’s last known address as it appears on the records of the Secretary of the Company and mailed not less than three days before the date of the meeting. If delivered by facsimile or electronically, the notice shall be sent not less than 24 hours before the time of the meeting. If delivered personally or by telephone, the notice shall be given not less than eight hours before the time of the meeting. An affidavit of the person giving notice stating that notice has been given as herein required, and the manner in which given, shall be filed with the Secretary of the Company and shall, in the absence of fraud, be prima facie evidence of the facts therein stated.

A notice of special meeting need not state the purpose of such meeting and, unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.
     Section 5. Annual Meeting of Directors. A stated meeting of the Board, to be known as their annual meeting, shall be held each year on the day of the annual shareholders’ meeting and, at such meeting, the officers of the Company for the ensuing year shall be elected. If a quorum of the directors is not present on the date appointed for the annual meeting, the meeting shall be adjourned to some convenient day.
     Section 6. Quorum; Voting. One-third (1/3) of the entire Board, but not less than three, shall constitute a quorum for the transaction of business, but if at any meeting of the Board there shall be less than a quorum present, a majority of the directors present may adjourn the meeting from time to time without notice other than announcement at the meeting, until a quorum shall have been obtained, when any business may be transacted which might have been transacted at the meeting as first convened had there been a quorum. The acts of a majority of the directors present at any meeting at which there is a quorum shall, unless otherwise provided by law, by the Certificate of Incorporation or by the By-Laws, be the acts of the Board.
     Section 7. Committees. The Board, by resolution adopted by a majority of the entire Board, may designate from among its members an executive committee and other committees, each consisting of one or more directors. The resolution designating any such committee shall fix its powers and authority. Any such committee may have all or any of the authority of the Board to the extent provided in the resolution designating such committee subject to applicable law and listing standards, and except that no such committee shall have authority as to the following matters:
     (a) the submission to shareholders of any action that needs shareholders’ approval;
     (b) the filling of vacancies in the Board or in any committee of the Board;
     (c) the fixing of compensation of the Directors for serving on the Board or any committee of the Board;
     (d) the amendment or repeal of the By-Laws of the Company, or the adoption of new By-Laws; and
     (e) the amendment or repeal of any resolution of the Board which by its terms shall not be so amendable or repealable.
     The Board may designate one or more directors as alternate members of any such committee, who may replace any absent member or members at any meeting of such committee.
     Each such committee and the members thereof shall serve at the pleasure of the Board; and the Board may at any time fill vacancies in, change the membership of, or dissolve any such committee, subject to applicable law and listing standards.
     An act or authorization of an act by any such committee within the authority of the committee provided for in the resolution designating such committee shall be as effective for all purposes as the act or authorization of Board. One-third (1/3) of the members of any such committee, but not less than two, shall constitute a quorum for the transaction of business. Any such committee may act by a majority of its members at a meeting at which there is a quorum.
     Section 8. Action by Unanimous Written Consent. Any action required or permitted to be taken by the Board or any committee thereof may be taken without a meeting if all members of the Board or the committee consent in writing to the adoption of a resolution authorizing the action. The resolution and the written consents thereto by the members of the Board or committee shall be filed with the minutes of the proceedings of the Board or committee.
     Section 9. Chairman of the Board. The Chairman of the Board shall preside at all meetings of shareholders and directors, and shall perform such other and further duties as may from time to time be required of him by the Board. If the Chairman of the Board is not present at a meeting of the Board, another director chosen by the Board shall preside.
     Section 10. Compensation. Each director of the Company who is not a salaried officer or employee of the Company may receive a reasonable compensation for such director’s services as a director as determined by the Board.
     Section 11. Resignation and Removal.
     (a) Any director may resign at any time upon notice given in writing or by electronic transmission to the Chairman of the Board. Such resignation shall take effect at the time specified in such notice or, if the time be not specified, upon receipt thereof by the Chairman of the Board. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
     (b) In an uncontested election, any nominee for director who duly holds office as a director under these By-Laws and does not receive an affirmative vote of a majority of the votes cast in favor of or against such nominee shall promptly tender his or her resignation after such election. The independent directors of the Board, giving due consideration to the best interests of the Company and its shareholders, shall evaluate the relevant facts and circumstances, and shall make a decision, within 30 days after the election, on whether to accept the tendered resignation. Any director who tenders a resignation pursuant to this provision shall not participate in the Board’s decision. The Board will promptly disclose publicly its decision and, if applicable, the reasons for rejecting the tendered resignation.
     (c) Unless otherwise restricted by law, the Certificate of Incorporation or these By-Laws, any director may be removed from office as a director, but only for cause, by the holders of a majority of the votes of outstanding shares of stock of the Company entitled to vote at an election of directors or by a majority of the entire Board.
     Section 12. Meetings by Telephonic Participation. Any one or more members of the Board or any committee thereof may participate in a meeting of the Board or such committee by means of a telephone conference or similar electronic communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

Article IV
OFFICERS
     Section 1. Officers and Qualifications. The officers of the Company may consist of a Chief Executive Officer, Chief Financial Officer, President, one or more Vice Presidents, any one or more of whom may be designated a Senior or Executive Vice President, a Secretary, a Treasurer and such other officers as the Board may determine. Any two offices may be held by the same person.
     Section 2. Election, Term and Compensation. All officers of the Company shall be elected annually by the Board at its annual meeting. Each such individual shall hold office until the next annual meeting of the Board and until his or her successor has been elected and qualified but any such individual may be removed at any time, with or without cause, by the affirmative vote of a majority of the members of the Board then in office. The Board shall determine or oversee the determination of the compensation to be paid to the officers.
     Section 3. Chief Executive Officer. The Chief Executive Officer shall have general charge, supervision and control of the business and affairs of the Company, and of the officers and employees of the Company; all subject to such limitations as the Board may from time to time prescribe.
     Section 4. President. The President shall, unless otherwise provided by resolution of the Board, be the chief operating officer of the Company, with general responsibility for the management and control of the operations of the Company, subject to such limitations as the Board may from time to time prescribe. The President shall perform such other and further duties as may from time to time be required of such person by the Chief Executive Officer or the Board.
     Section 5. Other Officers. Subject to such limitations as the Board may from time to time prescribe, all of the other officers of the Company shall each have such powers and duties as generally pertain to their respective offices, as well as such powers and duties as from time to time may be conferred by the Chief Executive Officer or the Board.
Article V
CAPITAL STOCK
     Section 1. Certificates for Shares. The interest of each shareholder shall either be uncertificated or evidenced by a certificate or certificates for shares of stock of the Company in such form as the Board may from time to time prescribe. The issuance of shares in uncertificated form shall not affect shares represented by a certificate until such certificate is surrendered to the Company. The certificates of stock shall be signed by the Chairman of the Board, President or a Vice President and the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, and may be sealed with the seal of the Company, and shall be countersigned and registered in such manner, if any, as the Board may by resolution prescribe. The signatures of the officers upon a certificate and the seal of the Company upon such certificate, may be facsimiles. In case any officer who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer before such certificate is issued, it may be issued by the Company with the same effect as if such person were such officer at the date of issue.
     Section 2. Transfer of Shares. Certificated or uncertificated shares of stock of the Company shall be transferred on the books of the Company upon authorization by the registered holder thereof or such holder’s duly authorized attorney, upon surrender and cancellation of certificates for a like number of shares with duly executed power to transfer endorsed thereon or attached thereto, or upon proper assignment in the case of uncertificated shares; provided, however, that the Company shall be entitled to recognize and enforce any lawful restriction on transfer.
     Section 3. Lost or Destroyed Stock Certificates. No certificate for shares of stock or uncertificated shares of the Company shall be issued in place of any certificate alleged to have been lost, stolen or destroyed, except upon production of such evidence of the loss, theft or destruction, and upon indemnification of the Company and its agents to such extent in such manner as the Board may from time to time prescribe.
Article VI
CHECKS, NOTES, ETC.
     All checks and drafts on the Company’s bank accounts and all bills of exchange and promissory notes, and all acceptances, obligations and other instruments for payment of money shall be signed by such officer or officers, employee or employees, or agent or agents as shall be designated from time to time either by (a) the Board or (b) by any officer or officers specifically authorized by the Board to make such designations. The signatures of any or all of such signatories may be facsimile signatures and printed, engraved, stamped or otherwise placed upon any such instrument or writing.
Article VII
FISCAL YEAR
     The fiscal year of the Company shall commence with the first day of January and end with the last day of December in each year.
Article VIII
CORPORATE SEAL
     The Board shall provide a suitable seal, containing the name of the Company.

Article IX
INDEMNIFICATION
     Section 1. Rights to Indemnification and Advancement of Expenses. The Company shall indemnify and advance expenses to any present or future director or officer from and against any and all liabilities and expenses to the broadest and maximum extent permitted by the NYBCL as the same presently exists or to the greater extent permitted by any amendment hereafter adopted.
     Section 2. Employees and Agents. The Company may, to the extent authorized from time to time by the Board and stated in Company policy, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Company on such terms and conditions as shall be determined by the Board.
     Section 3. Resolutions; Agreements. The Company is hereby authorized to extend rights to indemnification and to the advancement of expenses to any person to whom the Company is permitted by applicable law to provide indemnification or the advancement of expenses by resolution of the shareholders, resolution of the Board, or by an agreement.
     Section 4. Nonexclusivity. The rights to indemnification and advancement of expenses conferred by this Article IX shall not be deemed exclusive of any other rights of indemnification or advancement of expenses that any person may have or hereafter acquire under any statute or which the Company may confer by means of the Certificate of Incorporation, these By-Laws, a resolution of shareholders or directors, or an agreement providing for indemnification or advancement of expenses or otherwise.
     Section 5. Insurance. The Company may maintain insurance, at its expense, and to the fullest extent authorized by the NYBCL, to protect itself and any director, officer, employee or agent of the Company or any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise against any liabilities, expenses or losses, whether or not the Company would have the power to indemnify such person against such liabilities, expenses or losses under the NYBCL.
Article X
ADOPTION, AMENDMENT OR REPEAL OF BY-LAWS
     Subject to any provisions of the Certificate of Incorporation of the Company requiring a greater proportion of votes, By-Laws of the Company may be adopted, amended or repealed at any meeting of shareholders at which a quorum is present by vote of the holders of a majority of the shares voted thereon. Notice of the proposed change shall be given in the notice of such meeting. The Board may, by vote of two-thirds (2/3) of the entire Board, adopt, amend or repeal By-Laws of the Company and may amend or repeal these By-Laws.

Article XI
SUBJECT TO LAW AND CERTIFICATE OF INCORPORATION
     All powers, duties and responsibilities provided for in these By-Laws, whether or not explicitly so qualified, are qualified by the Certificate of Incorporation and applicable law.

CERTIFICATION
     I, Ronald F. Shuff, hereby certify that the foregoing, comprising 15 pages, is a true, correct and complete copy of the Amended and Restated By-Laws of Flowserve Corporation adopted by its Board of Directors effective May 17, 2010.

By:	/s/ Ronald F. Shuff
Ronald F. Shuff, Senior Vice
President, General Counsel and Secretary